TEXTRON	Exhibit 99.1
Corporate Communications Department	NEWS Release
Investor Contacts: Doug Wilburne – 401-457-2288 Bill Pitts – 401-457-2288	FOR IMMEDIATE RELEASE
Media Contacts: Karen Gordon Quintal – 401-457-2362 Michael Maynard – 401-457-2474
Textron Reports $0.27 Earnings per Share from Continuing Operations for Second Quarter 2010 Further Reduces Managed Finance Receivables by $674 Million Increases 2010 Earnings Outlook

Providence, Rhode Island – July 21, 2010 – Textron Inc. (NYSE: TXT) today reported second quarter earnings from continuing operations of $0.27 per share, compared to a $0.23 per share loss in last year’s second quarter.  Excluding special charges, the company reported income from continuing operations of $0.29 per share, compared to $0.08 per share a year ago. Revenues in the quarter were $2.7 billion, up 3.7 percent from last year’s second quarter and manufacturing operations generated $170 million in free cash flow during the quarter.

“Solid manufacturing performance in the quarter reflected our lower cost structure, good operational execution and the ramp-up in our military programs at Bell,” said Textron President and CEO Scott C. Donnelly

“Furthermore, we continued to execute our finance receivable reduction plan, reducing managed receivables by $674 million during the quarter,” Donnelly added.

Outlook

Donnelly remarked, “Our sustained focus on operating productivity and ongoing investments in our businesses should position us well for this cycle.”

Textron is increasing its forecast of 2010 earnings per share from continuing operations excluding special charges to $0.55 to $0.65 from $0.30 to $0.50, while maintaining its outlook for free cash flow from continuing operations of the manufacturing group in the range of $500 - $550 million. The company also now expects 2010 finance receivables liquidations will be $2.0 billion, up from its previous target of $1.8 billion.

Second Quarter Segment Results

Cessna

Cessna’s revenues decreased $236 million in the second quarter, primarily reflecting lower new aircraft deliveries, including 43 jets compared with 84 jets in the corresponding period last year.  These decreases were partially offset by higher aftermarket and used aircraft volumes.

Segment profit decreased $45 million due to the lower volume and a reduction in deposit forfeiture income, partially offset by lower used aircraft write-downs, inventory reserves and selling and administrative expenses.

Cessna backlog ended the second quarter at $3.7 billion, down $400 million from the end of the first quarter.

Bell

Bell’s revenues increased $153 million in the second quarter, reflecting higher V-22 and H-1 deliveries and higher spares and support volume, partially offset by lower commercial aircraft volume.

Segment profit increased $36 million due to improved performance, higher military volume and commercial aircraft pricing in excess of inflation.  The improved performance reflects recognition of expected reimbursements for prior-period H-1 and V-22 program costs and the non-recurrence of costs related to the termination of certain commercial models in 2009.

Bell backlog increased $200 million from the end of first quarter to $7.1 billion.

Textron Systems

Revenues increased $57 million primarily due to higher Unmanned Aircraft Systems volume.

Segment profit increased $15 million due to the impact of higher volume and improved performance.

Textron Systems’ backlog at the end of the second quarter was $1.6 billion, an increase of $200 million from the end of the first quarter.

Industrial

Revenues increased $153 million due to higher volumes, partially offset by an unfavorable foreign exchange impact.

Segment profit increased $39 million due to higher volumes and improved cost performance, partially offset by higher inflation.

Finance

Finance revenues decreased $30 million largely due to the non-recurrence of last year’s gains on debt extinguishment and lower average finance receivables, partially offset by reduced portfolio losses.

Finance segment loss improved $28 million reflecting lower loan loss provisions, portfolio losses and selling and administrative expenses, partially offset by the non-recurrence of gains on debt extinguishment and the impact of lower average finance receivables.

Since the end of last quarter, sixty-day plus delinquencies of finance receivables held for investment decreased to $385 million from $515 million and nonaccrual finance receivables decreased to $876 million from $1.03 billion.  Net charge-offs in the second quarter were $57 million compared with $31 million in the first quarter of 2010.

Managed receivables ended the second quarter at $5.6 billion, down from $6.3 billion at the end of last quarter.

Non-GAAP Measures

Income from continuing operations, excluding special charges and manufacturing free cash flow are non-GAAP measures that are defined and reconciled to GAAP in attachments to this release.

Conference Call Information

Textron will host its conference call today, July 21, 2010 at 8:00 a.m., Eastern to discuss its results and outlook.  The call will be available via webcast at www.textron.com or by direct dial at (800) 230-1085 in the U.S. or (612) 288-0329 outside of the U.S. (request the Textron Earnings Call).

In addition, the call will be recorded and available for playback beginning at 10:30 a.m. (Eastern) on Wednesday, July 21, 2010 by dialing (320) 365-3844; Access Code: 138124.

A package containing key data that will be covered on today’s call can be found in the Investor Relations section of the company’s website at www.textron.com.

About Textron Inc.
Textron Inc. is a multi-industry company that leverages its global network of aircraft, defense, industrial and finance businesses to provide customers with innovative solutions and services. Textron is known around the world for its powerful brands such as Bell Helicopter, Cessna Aircraft Company, Jacobsen, Kautex, Lycoming, E-Z-GO, Greenlee, and Textron Systems. More information is available at www.textron.com.
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Forward-looking Information

Certain statements in this press release and other oral and written statements made by us from time to time are forward-looking statements, including those that discuss strategies, goals, outlook or other non-historical matters, or project revenues, income, returns or other financial measures. These forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update or revise any forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those contained in the statements, such as the Risk Factors contained in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q and including the following: (a) changes in worldwide economic and political conditions that impact demand for our products, interest rates and foreign exchange rates; (b) the interruption of production at our facilities or our customers or suppliers; (c) performance issues with key suppliers, subcontractors and business partners; (d) our ability to perform as anticipated and to control costs under contracts with the U.S. Government; (e) the U.S. Government’s ability to unilaterally modify or terminate its contracts with us for the U.S. Government’s convenience or for our failure to perform, to change applicable procurement and accounting policies, and, under certain circumstances, to suspend or debar us as a contractor eligible to receive future contract awards; (f) changing priorities or reductions in the U.S. Government defense budget, including those related to Operation Iraqi Freedom, Operation Enduring Freedom and the Overseas Contingency Operations; (g) changes in national or international funding priorities, U.S. and foreign military budget constraints and determinations, and government policies on the export and import of military and commercial products; (h) legislative or regulatory actions impacting our operations or demand for our products; (i) the ability to control costs and successful implementation of various cost-reduction programs; (j) the timing of new product launches and certifications of new aircraft products; (k) the occurrence of slowdowns or downturns in customer markets in which our products are sold or supplied or in which our Finance segment holds receivables; (l) changes in aircraft delivery schedules or cancellation or deferrals of orders; (m) the impact of changes in tax legislation; (n) the extent to which we are able to pass raw material price increases through to customers or offset such price increases by reducing other costs; (o) our ability to offset, through cost reductions, pricing pressure brought by original equipment manufacturer customers; (p) our ability to realize full value of receivables; (q) the availability and cost of insurance; (r) increases in pension expenses and other postretirement employee costs; (s) our Finance segment’s ability to maintain portfolio credit quality; (t) Textron Financial Corporation’s (“TFC”) ability to maintain certain minimum levels of financial performance required under its committed bank lines of credit and under Textron’s support agreement with TFC; (u) our Finance segment’s access to financing including securitizations at competitive rates; (v) our ability to successfully exit from TFC’s commercial finance business, other than the captive finance business; (w) uncertainty in estimating market value of TFC’s receivables held for sale and reserves for TFC’s receivables to be retained; (x) uncertainty in estimating contingent liabilities and unrecognized tax benefits and establishing reserves to address such items; (y) risks and uncertainties related to acquisitions and dispositions, including difficulties or unanticipated expenses in connection with the consummation of acquisitions or dispositions, the disruption of current plans and operations, or the failure to achieve anticipated synergies and opportunities; (z) the efficacy of research and development investments to develop new products; (aa) the launching of significant new products or programs which could result in unanticipated expenses; (bb) bankruptcy or other financial problems at major suppliers or customers that could cause disruptions in our supply chain or difficulty in collecting amounts owed by such customers; (cc) difficult conditions in the financial markets which may adversely impact our customers’ ability to fund or finance purchases of our products; and (dd) continued volatility in the economy resulting in a prolonged downturn in the markets in which we do business.

TEXTRON INC.
REVENUES BY SEGMENT AND RECONCILIATION OF SEGMENT PROFIT TO NET INCOME (LOSS)
THREE AND SIX MONTHS ENDED JULY 3, 2010 AND JULY 4, 2009
(Dollars in millions except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	July 3, 2010	July 4, 2009	July 3, 2010	July 4, 2009

REVENUES
MANUFACTURING:
Cessna	$635	$871	$1,068	$1,640
Bell	823	670	1,441	1,412
Textron Systems	534	477	992	895
Industrial	661	508	1,286	983
	2,653	2,526	4,787	4,930
FINANCE	56	86	132	208
Total revenues	$2,709	$2,612	$4,919	$5,138

SEGMENT PROFIT
MANUFACTURING:
Cessna (a)	$3	$48	$(21)	$138
Bell	108	72	182	141
Textron Systems	70	55	125	107
Industrial	51	12	100	3
	232	187	386	389
FINANCE	(71)	(99)	(129)	(165)
Segment profit	161	88	257	224
Special charges (b)	(10)	(129)	(22)	(161)
Corporate expenses and other, net	(17)	(45)	(54)	(80)
Interest expense, net for Manufacturing group	(35)	(34)	(71)	(62)
Income (loss) from continuing operations
before income taxes	99	(120)	110	(79)
Income tax (expense) benefit (c)	(18)	58	(33)	60
Income (loss) from continuing operations	81	(62)	77	(19)
Discontinued operations, net of income taxes	1	4	(3)	47
Net income (loss)	$82	$(58)	$74	$28
Earnings per share:
Income (loss) from continuing operations	$0.27	$(0.23)	$0.26	$(0.07)
Discontinued operations, net of income taxes	-	0.01	(0.01)	0.18
Net income (loss)	$0.27	$(0.22)	$0.25	$0.11
Average shares outstanding (d)	302,397,000	264,091,000	301,769,000	255,261,000

(a)	During the first quarter of 2009, we sold the assets of CESCOM, Cessna’s aircraft maintenance tracking service line, resulting in a pre-tax gain of $50 million.

(b)
For the three- and six-months ended July 3, 2010, special charges includes restructuring costs of $10 million and $22 million, respectively, primarily for severance.  For the three and six months ended July 4, 2009, special charges includes restructuring costs of $129 million and $161 million, respectively, primarily for severance, asset impairment charges and a pension plan curtailment charge.

(c)	For the six-months ended July 3, 2010, income tax expense includes an $11 million tax charge related to federal health-care legislation enacted in the first quarter of 2010.

(d)
For the three- and six-months ended July 3, 2010, fully diluted shares were used to calculate EPS.  For the three and six months ended July 4, 2009, the EPS average shares base excludes potential common shares (convertible debt and related warrants, stock options and restricted stock units).  These shares are excluded due to their antidilutive effect resulting from the loss from continuing operations.

TEXTRON INC.
Condensed Consolidated Balance Sheets
(Unaudited)

(In millions)	July 3, 2010	January 2, 2010
Assets
Cash and cash equivalents	$1,021	$1,748
Accounts receivable, net	970	894
Inventories	2,480	2,273
Other current assets	1,125	985
Net property, plant and equipment	1,900	1,968
Other assets	3,503	3,560
Textron Finance assets	6,124	7,512
Total Assets	$17,123	$18,940

Liabilities and Shareholders' Equity
Current portion of long-term debt	$136	$134
Other current liabilities	2,517	2,608
Other liabilities	3,220	3,253
Long-term debt	2,900	3,450
Textron Finance liabilities	5,436	6,669
Total Liabilities	14,209	16,114

Total Shareholders’ Equity	2,914	2,826
Total Liabilities and Shareholders’ Equity	$17,123	$18,940

TEXTRON INC.
MANUFACTURING GROUP
Condensed Schedule of Cash Flows and Free Cash Flow GAAP to Non-GAAP Reconciliation
(Unaudited)

	For the Three Months Ended		For the Six Months Ended
(In millions)	July 3, 2010	July 4, 2009	July 3, 2010	July 4, 2009
Cash flows from operating activities:
Income from continuing operations	$120	$3	$155	$99
Dividends received from the Finance group	90	100	215	184
Capital contribution paid to Finance group	(71)	(88)	(146)	(88)
Depreciation and amortization	88	90	170	178
Changes in working capital	(37)	(101)	(314)	(531)
Non-cash adjustments and other, net	42	78	86	106
Net cash from operating activities of continuing operations	232	82	166	(52)
Cash flows from investing activities:
Capital expenditures	(45)	(44)	(83)	(113)
Net cash used in acquisitions	(25)	—	(43)	—
Other investing activities, net	2	4	(17)	(16)
Net cash from investing activities of continuing operations	(68)	(40)	(143)	(129)
Cash flows from financing activities:
Net borrowings under line of credit facilities	(502)	(28)	(502)	1,202
Net intergroup borrowings	(62)	—	(212)	133
Decrease in short-term debt	—	—	—	(869)
Proceeds from issuance of convertible notes, net of hedge	—	442	—	442
Proceeds from issuance of common stock and warrants	—	333	—	333
Payment on borrowings against officers life insurance policies	—	(410)	—	(410)
Dividends paid	(6)	(5)	(11)	(10)
Other financing activities, net	2	5	(9)	(30)
Net cash from financing activities of continuing operations	(568)	337	(734)	791
Total cash flows from continuing operations	(404)	379	(711)	610
Total cash flows from discontinued operations	(4)	(45)	(3)	249
Effect of exchange rate changes on cash and cash equivalents	(1)	8	(13)	6
Net change in cash and cash equivalents	(409)	342	(727)	865
Cash and cash equivalents at beginning of period	1,430	1,054	1,748	531
Cash and cash equivalents at end of period	$1,021	$1,396	$1,021	$1,396

Manufacturing Free Cash Flow GAAP to Non-GAAP Reconciliation:

Net cash from operating activities of continuing operations – GAAP	$232	$82	$166	$(52)
Less: Dividends received from the Finance group	(90)	(100)	(215)	(184)
Plus: Capital contributions paid to Finance group	71	88	146	88
Less: Capital expenditures	(45)	(44)	(83)	(113)
Plus: Proceeds on sale of property, plant and equipment	2	1	3	2
Manufacturing free cash flow – Non-GAAP	$170	$27	$17	$(259)

	2010 Full Year Outlook
Net cash from operating activities of continuing operations – GAAP	$ 800	-	$ 850
Less: Dividends received from the Finance group	(320)
Plus: Capital contributions paid to Finance group	300
Less: Capital expenditures	(290)
Plus: Proceeds on sale of property, plant and equipment	10
Manufacturing free cash flow – Non-GAAP	$ 500	-	$ 550

Free cash flow is a measure generally used by investors, analysts and management to gauge a company’s ability to generate cash from operations in excess of that necessary to be reinvested to sustain and grow the business.  Our definition of Manufacturing free cash flow uses net cash from operating activities of continuing operations, less dividends received from TFC, capital contributions provided under the Support Agreement and capital expenditures, net of proceeds from the sale of plant, property and equipment.  We believe that our Manufacturing free cash flow calculation provides a relevant measure of liquidity and a useful basis for assessing our ability to fund operations.  This measure is not a financial measure under GAAP and should be used in conjunction with GAAP cash measures provided in our Consolidated Statement of Cash Flows.  Our Manufacturing free cash flow measure may not be comparable to similarly titled measures reported by other companies, as there is no definitive accounting standard on how the measure should be calculated.

TEXTRON INC.
Condensed Consolidated Schedule of Cash Flows
(Unaudited)

	For the Three Months Ended		For the Six Months Ended
(In millions)	July 3, 2010	July 4, 2009	July 3, 2010	July 4, 2009
Cash flows from operating activities:
Income (loss) from continuing operations	$81	$(62)	$77	$(19)
Provision for losses on finance receivables	44	87	99	163
Depreciation and amortization	97	101	187	197
Changes in working capital	48	(65)	(229)	(358)
Non-cash adjustments and other, net	69	108	116	25
Net cash from operating activities of continuing operations	339	169	250	8
Cash flows from investing activities:
Finance receivables originated or purchased	(125)	(745)	(270)	(1,950)
Finance receivables repaid	489	1,151	990	2,505
Proceeds on receivable sales, including securitizations	66	125	343	184
Capital expenditures	(45)	(44)	(83)	(113)
Net cash used in acquisitions	(25)	—	(43)	—
Proceeds from sale of repossessed assets and properties	34	59	66	127
Other investing activities, net	6	53	36	66
Net cash from investing activities of continuing operations	400	599	1,039	819
Cash flows from financing activities:
Net borrowing under line of credit facilities	(502)	(28)	(502)	2,942
Decrease in short-term debt	—	(16)	—	(1,628)
Principal payments on long-term debt	(555)	(857)	(1,491)	(1,435)
Proceeds from issuance of long-term debt	8	—	28	16
Proceeds from issuance of convertible notes, net of hedge	—	442	—	442
Proceeds from issuance of common stock and warrants	—	333	—	333
Payments on borrowings against officers life insurance policies	—	(410)	—	(410)
Dividends paid	(6)	(5)	(11)	(10)
Other financing activities, net	2	—	2	—
Net cash from financing activities of continuing operations	(1,053)	(541)	(1,974)	250
Total cash flows from continuing operations	(314)	227	(685)	1,077
Total cash flows from discontinued operations	(4)	(45)	(3)	249
Effect of exchange rate changes on cash and cash equivalents	—	12	(13)	12
Net change in cash and cash equivalents	(318)	194	(701)	1,338
Cash and cash equivalents at beginning of period	1,509	1,691	1,892	547
Cash and cash equivalents at end of period	$1,191	$1,885	$1,191	$1,885

Textron Inc.
GAAP to Non-GAAP Reconciliations
Income from Continuing Operations, Excluding Special Charges

A reconciliation of income from continuing operations, excluding special charges, per share on a non-GAAP (Generally Accepted Accounting Principles) basis to income (loss) from continuing operations per share in accordance with GAAP is provided below.

	For the Three Months Ended		For the Six Months Ended
	July 3, 2010	July 4, 2009	July 3, 2010	July 4, 2009
Income from continuing operations, excluding special charges - Non-GAAP	$0.29	$0.08	$0.34	$0.33
Special charges:
Restructuring, net of taxes	(0.02)	(0.31)	(0.04)	(0.40)
Discrete tax charge resulting from changes in federal health care law	-	-	(0.04)	-
Income (loss) from continuing operations – GAAP	0.27	(0.23)	0.26	(0.07)
Discontinued operations	-	0.01	(0.01)	0.18
Net income (loss) - GAAP	$0.27	$(0.22)	$0.25	$0.11

	2010 Full Year Outlook
Income from continuing operations, excluding special charges – Non-GAAP	$ 0.55	-	$ 0.65
Special charges, net of taxes		(0.40)
Income from continuing operations - GAAP	$ 0.15	-	$ 0.25

Income from continuing operations, excluding special charges, on a per share basis is a non-GAAP financial measure.  Special charges include items that are either isolated or temporary in nature and are excluded from segment profit. Results before special charges are also the basis for measuring operating performance for management compensation purposes. It is helpful to understand results without these charges, especially when comparing results to previous periods.  However, analysis of the company’s results before special charges should be used only in conjunction with data presented in accordance with GAAP.

For the three- and six-month periods ended July 4, 2009, Income (loss) from continuing operations – GAAP and the non-GAAP per share information are calculated using basic shares outstanding due to the anti-dilutive impact of the loss from continuing operations.